Exhibit 10.7

Execution Copy

Administration Service Agreement

This Administration Service Agreement (the “Agreement”) dated this 11th day of November, 2025 is between Blueport Acquisition Corporation, herein referred to as “Service Provider” and Blueport Acquisition Ltd, herein referred to as “Customer”.

Service Provider has agreed to provide services to the Customer on the terms and conditions set out in this Agreement, while Customer is of the opinion that Service Provider has the proper and necessary qualifications, experience and abilities to provide services to Customer.

Therefore in consideration of the matters described above, the receipt and sufficiency of which consideration is hereby acknowledged, the Customer and the Service Provider agree as follows:

1. Scope of Work

The Service Provider is to provide the Customer with the following services (the “Services”): Company Administration, office space, utilities, secretarial and administrative support services provided to members of the Customer’s management team.

The services will include any other tasks which the Customer and the Service Provider may agree on.

2. Term of Agreement

This Agreement will begin on November 11, 2025 and will remain in full force and effect for up to 15 months. This Agreement may be extended by mutual written agreement of the parties.

3. Termination

If either party seeks termination of this Agreement, the terminating party must provide a 30 days written notice to the other party.

4. Compensation

The Customer will provide compensation to the Service Provider of US$10,000 per month for the services rendered by the Service Provider as required by this Agreement. Compensation is payable upon consummation of the Customer’s business combination; If the Company does not consummate an initial business combination, any accrued and unpaid amounts hereunder shall be forgiven. The Service Provider hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies that may be set aside in a trust account (the “Trust Account”) to be established upon the consummation of the IPO (the “Claim”) and hereby waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever.

5. Governing Law

This agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

IN WITNESS WHEREOF the parties have duly affixed their signatures under hand on this 11th day of November, 2025.

Blueport Acquisition Ltd

By:	/s/ William Rosenstadt
Name:	William Rosenstadt
Title:	CEO

Blueport Acquisition Corporation

By:	/s/ William Rosenstadt
Name:	William Rosenstadt
Title:	CEO

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